Exhibit 99.2

                                                                       Contacts:
                                                                          LIGAND
                                                                   Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

                                                                  ROYALTY PHARMA
                                                                 Pablo Legorreta
                                                         Chief Executive Officer
                                                                  (212) 883-0200

               LIGAND, ROYALTY PHARMA AMEND SERM ROYALTY AGREEMENT

  -- ROYALTY PHARMA ACCELERATES AND INCREASES ROYALTY PURCHASE TO $32.5 MILLION
                     AS SUBSTITUTE FOR FINAL TWO OPTIONS --

     SAN DIEGO, CA, AND NEW YORK, NY, NOVEMBER 9, 2004 - Ligand Pharmaceuticals (Nasdaq: LGND) and Royalty Pharma have amended their royalty agreement for three selective estrogen receptor modulator (SERM) products nearing final stages of development, the companies announced today.

     Under the revised agreement, Ligand and Royalty Pharma have agreed to an amendment to the existing agreement, whereby Royalty Pharma will purchase for $32.5 million an additional 1.625% of the SERM products' net sales. This reflects an acceleration of the previous option timetable and an increase in the royalty amount and aggregate purchase price. Previously, two options were exercisable as NDA acceptance and approval milestones were achieved in 2004 and 2005 for a total of $26.5 million in two equal payments for a total of 0.8% of the SERM products net sales. Pfizer's recent NDA filing for lasofoxifene for osteoporosis triggered the first of the two previous options during the fourth quarter of 2004.

     "We are pleased to expand our investment in the SERMs. We view the lasofoxifene and bazedoxifene products as important therapies for a critical treatment area, and we are excited to have two leading marketing companies like Pfizer and Wyeth leading development of the products. These late-stage products nicely complement our portfolio of mature, marketed products," said Pablo Legorreta, chief executive officer of Royalty Pharma.

     "We are pleased to have successfully accelerated and increased the Royalty Pharma SERM option exercise based on the evolving product development timelines so that we have certainty of revenue and cash flow from the SERM royalty purchase enabling us to complete the ONTAK royalty


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buydown/restructuring which is expected to be accretive in 2005 and beyond without significant reductions in our operating cash reserves," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "Revenue and cash from the SERM royalty purchase in 2004 and recurring royalty income from our retained royalty interest- which we expect in the 2005/2006 timeframe, following approval - represent the first royalty streams from our late-stage pipeline of corporate partner products. In addition to Pfizer's recent NDA filing of lasofoxifene, we also believe Wyeth will proceed to NDA filing for bazedoxifene for prevention of osteoporosis in 2005, for treatment of osteoporosis in 2007, for combination bazedoxifene CE in 2007, and for Tanaproget in 2006. This progress underscores the maturation of our portfolio of 11 `big drugs' in human development which resulted from our first decade of collaborative research programs and the diversity of potential future royalty income for our shareholders."

     Under the terms of the revised agreement, payments from the royalty purchase are non-refundable, regardless of whether the products are ever successfully registered or marketed. Milestone payments owed by Ligand's partners as the products complete development and registration are not included in the Royalty Pharma agreement and will be paid to Ligand as earned.

     As a result of this transaction, Royalty Pharma increased its rights to a total of 3.0125% of net sales of each of the three SERM products for a period of ten years following first commercial sale of each product and has no further options. Ligand retains an approximately equal portion of lasofoxifene and other SERM's net sales going forward and for periods that may exceed ten years. For the royalties just purchased, the royalty rates owed to Royalty Pharma may be reduced by one third if SERM product sales exceed certain thresholds.

     Ligand has formed a diverse portfolio of partnerships with 11 major pharmaceutical companies, including Pfizer and Wyeth. These companies currently have in clinical studies or on human development track more than a dozen products for major markets such as men's and women's hormone-related diseases, osteoporosis, diabetes, metabolic disorders, and cardiovascular and inflammatory diseases. These include


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two Phase III products (in addition to lasofoxifene, currently under FDA review), four Phase II products, four Phase I products, and four compounds on IND track.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

ABOUT ROYALTY PHARMA

     Royalty Pharma invests in biotechnology and pharmaceutical product royalties and other revenue-producing intellectual property. Royalty Pharma has been providing cash to research institutions, inventors, and life science companies for over eight years. In addition to its existing royalty interests in lasofoxifene and bazedoxifene, the company owns royalty interests in ten leading marketed biopharmaceuticals: Amgen's Neupogen/Neulasta(R), Genentech's Rituxan(R), Celgene's Thalomid(R), Lilly's and Centocor's ReoPro(R), Centocor's Retavase(R), Chiron's TOBI(R), Novartis' Simulect(R), Roche's Zenapax(R), Ligand's Targretin(R) and Bristol Myers' Zerit(R). Royalty Pharma also owns a royalty interest in Adolor's product candidate, Entereg(R). More information on Royalty Pharma is available at WWW.ROYALTYPHARMA.COM.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand and Royalty Pharma that involve risks and uncertainties and reflect the companies' judgment as of the date of this release. These statements include those related to option exercise(s), royalty revenue, milestones, product development by our collaborative partners and collaborative research pipelines and potential. Actual events or results may differ from expectations. There can be no assurance that studies of lasofoxifene or


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bazedoxifene will be successful, that any of the mentioned products will receive regulatory approvals, that Ligand will receive royalties or milestones from the continued development or commercialization of lasofoxifene or bazedoxifene or any partnered compounds, or that any of the collaborative drug programs mentioned will result in approved drugs or drugs that achieve commercial success. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available at WWW.LIGAND.COM. Ligand and Royalty Pharma disclaim any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.



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